Exhibit 5.1

August 12, 2009

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, New York 10010

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of 12,524,777 shares (the “Registered Shares”) of Common Stock, $0.01 par value (“Common Stock”), of Antigenics Inc., a Delaware corporation (the “Company”). The Registered Shares consist of (i) 5,000,000 shares of Common Stock (the “BAM Shares”) issued to an accredited investor (the “BAM Purchaser”) pursuant to that certain Securities Purchase Agreement dated as of July 31, 2009 by and between the Company and the BAM Purchaser, (ii) 1,461,988 shares of Common Stock (the “Hudson Shares” and, together with the “BAM Shares”, the “Purchaser Shares”) issued to certain accredited investors (the “Hudson Purchasers” and, together with the BAM Purchaser, the “Purchasers”) pursuant to that certain Securities Purchase Agreement dated as of August 3, 2009 by and among the Company, the Hudson Purchasers and other investors party thereto and (iii) 6,062,789 shares of Common Stock (the “Warrant Shares”), which may be issued upon the exercise of certain warrants (the “Warrants”) purchased by the Purchasers.

We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Purchaser Shares have been duly authorized and are validly issued, fully paid and non-assessable and that, when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act.

It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP